UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 Current Report
                                   Pursuant to
                             Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported): February 15, 2002


                         ALLMERICA FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)


      Delaware                      1-13754                      04-3263626
(State or other jurisdic-   (Commission File Number)       (I.R.S. Employer I.D.
 tion of Incorporation)                                            Number)



               440 Lincoln Street, Worcester, Massachusetts 01653
                    (Address of Principal Executive Offices)
                                   (Zip Code)

                                 (508) 855-1000
               (Registrant's Telephone Number including area code)



                               Page 1 of 11 pages
                             Exhibit Index on page 4

Item 5.  Other Events.

Technical Adjustment to 12/31/01 Book Value

     The Corporation's previously disclosed Shareholder's Equity balance as of December 31, 2001 is subject to a reduction of $42.1 million. This adjustment does not change previously reported earnings amounts for the year ended 2001 or the range of estimates for 2002.

     This technical adjustment resulted from completion of final valuation work associated with SFAS No. 87 "Employers' Accounting for Pensions." The updated Shareholders' Equity is $2,391.1 million, or $45.19 book value per share, a decrease of $0.79 per share. There is no change to the previously reported Shareholders' Equity or book value per share amounts of $2,404.8 million, or $45.44 book value per share that exclude the impact of SFAS No. 115 as the adjustment is reflected in the "Accumulated other comprehensive income" portion of Shareholders' Equity (which previously consisted primarily of adjustments resulting from the application of SFAS No. 115).

     The updated figures will be included in the Corporation's Annual Report on Form 10-K, which will be filed with the SEC on or before March 31, 2002.

     A copy of the press release issued February 4, 2002 is attached, with the adjusted amounts under the heading "Balance Sheet" underlined.



Item 7.  Financial Statements and Exhibits.

Exhibit 99 Press Release dated February 4, 2002, announcing Allmerica Financial Corporation fourth quarter 2001 financial results.

SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Allmerica Financial Corporation
                                     -------------------------------
                                     Registrant

                                By:  /s/ Edward J. Parry III
                                     -----------------------
                                     Edward J. Parry III
                                     Vice President, Chief Financial Officer
                                     and Principal Accounting Officer



Date:    February 15, 2002

Exhibit Index

Exhibit 99 Press Release dated February 4, 2002, announcing Allmerica Financial Corporation fourth quarter 2001 financial results.

Exhibit 99




                     ALLMERICA FINANCIAL CORPORATION REPORTS
                 OPERATING EARNINGS OF $3.10 PER SHARE FOR 2001

WORCESTER, Mass., February 4, 2002 - Allmerica Financial Corporation (NYSE: AFC) today reported operating earnings per share from continuing operations and net income (loss) for the fourth quarter and full-year 2001.

Fourth quarter summary:

|X| Net operating income per share from continuing operations was $0.64, or $34.0 million compared to $1.50 per share, or $80.4 million in 2000. Net operating income represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains and losses and certain other items, net of taxes.

|X| In the fourth quarter, net operating income excluded losses from selected property and casualty exited agencies, policies, groups, and programs of $44.4 million, or $0.84 per share, increased voluntary pool asbestos and environmental reserves of $21.5 million, or $0.41 per share, accounting charges on certain derivatives under SFAS No. 133 of $24.4 million, or $0.46 per share, net realized investment losses of $12.6 million, or $0.23 per share, and restructuring costs of $1.8 million, or $0.03 per share. Net operating income for the same period of 2000 excluded net realized investment losses of $20.5 million, or $0.38 per share, and $0.3 million, or $0.01 per share of restructuring costs. The Company reported a net loss of $70.7 million, or $1.33 per share in the fourth quarter of 2001 versus net income of $59.6 million, or $1.11 per share in the fourth quarter of 2000.

|X| Asset Accumulation pre-tax operating earnings were $25.9 million, compared to $63.2 million for the same period in 2000.

|X| Variable annuity sales were $698.9 million, versus $720.2 million in the fourth quarter of 2000.

|X| Risk Management pre-tax operating earnings were $29.0 million, down from the $33.6 million reported in the fourth quarter of 2000.


Full-year summary:

|X| Net operating income per share from continuing operations was $3.10, or $164.5 million compared to $5.58 per share or $301.2 million in 2000.

|X| In 2001, net operating income excluded losses from selected property and casualty exited agencies, policies, groups, and programs of $44.4 million, or $0.84 per share, increased voluntary pool asbestos and environmental reserves of $21.5 million, or $0.41 per share, accounting charges on certain derivatives under SFAS No. 133 of $22.9 million, or $0.43 per share, net realized investment losses of $78.8 million, or $1.48 per share, restructuring costs of $1.8 million, or $0.03 per share, a benefit related to sales practice litigation of $5.0 million, or $0.09 per share, and a charge reflecting the cumulative effect of a change in accounting principle of $3.2 million, or $0.06 per share. Net operating income for 2000 excluded $87.8 million, or $1.63 per share of net realized investment losses and restructuring costs of $13.5 million, or $0.25 per share. The Company reported a net loss of $3.1 million, or $0.06 per share in 2001 versus net
     income  of  $199.9  million,   or  $3.70  per  share  in  2000.

|X| Asset Accumulation pre-tax operating earnings were $163.7 million, versus $245.3 million in 2000.

|X| Variable annuity sales were $2.9 billion in 2001, versus $3.1 billion in 2000.

|X| Risk Management pre-tax operating earnings for the year were $93.5 million, down from $190.0 million for the full year 2000.

"In the fourth quarter, net operating earnings were in line with our recent forecast," said John F. O'Brien, president and chief executive officer of Allmerica Financial Corporation. "Risk Management's earnings increased substantially over the third quarter of 2001 due to an improved commercial lines loss ratio. We are optimistic about the outlook for increased earnings in our property and casualty business in 2002. Our recent agency management actions, the expectation of improved underwriting results, and rate increases should produce a meaningful improvement in 2002." O'Brien added, "In Allmerica Financial Services, earnings for both the quarter and the year reflect the impact of the decline in equity market valuations. We will continue to invest in this business, even if market volatility negatively affects earnings in the short term. We are confident our new sales and marketing business model will enable us to drive sales growth and expand into profitable new markets."

Segment Results

Allmerica Financial operates in two primary businesses: Asset Accumulation and Risk Management. Asset Accumulation markets insurance and retirement savings products and services to individual and institutional clients through Allmerica Financial Services, and investment management services to institutions, pension funds, and other organizations through Allmerica Asset Management, Inc. Risk Management markets property and casualty insurance products on a regional basis through The Hanover Insurance Company and Citizens Insurance Company of America.

Asset Accumulation

Fourth quarter pre-tax operating earnings for the Asset Accumulation business decreased to $25.9 million from $63.2 million in 2000. Full-year Asset Accumulation pre-tax operating earnings were $163.7 million, compared to $245.3 million in 2000.

Allmerica Financial Services' pre-tax operating earnings decreased to $21.7 million in the quarter, down from $56.2 million in the fourth quarter of 2000. Full-year pre-tax operating earnings were $143.0 million in 2001, down from $222.8 million in 2000. Earnings in both periods decreased due to lower asset-based fees and transaction-based income, resulting from a lower level of assets under management due to the equity market's decline. Additionally, in each period annuity death benefit costs, credited interest and operating expenses were higher. Allmerica Asset Management's fourth quarter pre-tax operating earnings were $4.2 million, compared to $7.0 million in the same period in the prior year. Full-year pre-tax operating earnings in 2001 were $20.7 million, compared to $22.5 million in 2000. Earnings in both periods decreased due to reduced earnings in the funding agreement business.

Asset Accumulation highlights:

|X| Variable annuity sales in the fourth quarter of 2001 were $698.9 million, compared to $720.2 million in the fourth quarter of 2000. Sales of variable annuities for the full-year were $2.9 billion versus $3.1 billion in 2000.

|X| Individual annuity assets were $14.6 billion at December 31, 2001 compared to $15.2 billion at December 31, 2000 and $13.3 billion at September 30, 2001. Average individual annuity assets were $13.9 billion in the fourth quarter of 2001 versus $15.4 billion in the fourth quarter of 2000. Average individual annuity assets were $14.5 billion for the year 2001 as compared to $15.4 billion for the year 2000.

|X| Individual annuity fees of $53.0 million were down 8.8 percent compared to the fourth quarter of 2000, and down 9.0 percent for all of 2001 to $214.5 million from $235.8 million one year earlier. In each period the decline in fees is principally related to reduced average individual annuity assets under management, partially offset by the impact of new sales.

|X| New variable life insurance sales increased by 17.0 percent to $33.1 million in the quarter and were $116.5 million for all of 2001.

Risk Management

Risk Management pre-tax operating earnings were $29.0 million, down from $33.6 million for the fourth quarter of 2000. In the quarter, increased losses, principally in the personal automobile line, and higher expenses were partially offset by earned rate increases in several lines.

Full-year Risk Management pre-tax operating earnings were $93.5 million in 2001, compared to $190.0 million in 2000. Earnings declined for the year primarily due to reduced favorable development on prior accident year loss reserves. In addition, the benefit from rate increases and lower pre-tax catastrophe losses during the year were offset by increased loss costs and higher operating expenses.

Property and Casualty highlights:

|X| Net premiums written were $550.2 million in the fourth quarter of 2001 compared to $501.8 million in the fourth quarter of 2000. Full year net premiums written were $2.3 billion in 2001 versus $2.2 billion in 2000.

|X| Net premiums earned were $560.8 million in the fourth quarter of 2001 compared to $522.9 million in the fourth quarter of 2000. Full year net premiums earned were $2.2 billion in 2001 versus $2.1 billion in 2000.

|X| The statutory expense ratio was 27.5 percent in the fourth quarter of 2001, versus 27.4 percent in the same period in 2000. The full-year statutory expense ratio was 26.7 percent in 2001, compared to 26.5 percent in 2000.

|X| The statutory loss ratio was 68.2 percent in the fourth quarter of 2001 compared to 70.0 percent for the fourth quarter of 2000. For the year 2001 the statutory loss ratio was 71.0 percent compared to 66.9 percent for all of 2000.

|X| In the fourth quarter of 2001, pre-tax catastrophe losses were $13.3 million gross and net of reinsurance compared to $51.9 million before reinsurance and $21.2 million net of reinsurance in the same period of 2000. Pre-tax catastrophe losses were $51.0 million gross and net of reinsurance for the full year of 2001 compared to $105.4 million before reinsurance and $70.2 million net of reinsurance in 2000.

Corporate

Corporate segment net expenses were $16.3 million in the fourth quarter of 2001, compared to $20.4 million in 2000. Full-year corporate net expenses were $63.8 million and $60.8 million in 2001 and 2000, respectively.

Investment Results

Net investment income was $154.1 million for the fourth quarter of 2001, compared to $164.2 million in the same period in 2000. For 2001, net investment income was $655.2 million compared to $645.5 million in 2000.

Fourth quarter pre-tax net realized investment losses were $34.3 million, compared to $38.1 million of pre-tax net realized investment losses in 2000. Full-year 2001 pre-tax net realized investment losses were $123.9 million, versus $140.7 million of pre-tax net realized investment losses in 2000.

Pre-tax net realized investment losses in the fourth quarter of 2001 and 2000, and for the full year 2001 related primarily to impairments on certain fixed income securities. In 2000, the pre-tax net realized investment losses related primarily to the sale of securities pursuant to the Company's tax strategy to increase yields, and to impairments on certain fixed income securities.

Balance Sheet

Shareholders' equity was $2.4 billion, or $45.19 per share at December 31, 2001,
                                          ------
compared to $2.4 billion, or $45.74 per share at December 31, 2000. Excluding the impact of accumulated other comprehensive income, book value was $45.44 per share at the close of the fourth quarter, compared to $45.84 per share at December 31, 2000.

Total assets were $30.3 billion at December 31, 2001 compared to $31.6 billion at year-end 2000.

Allmerica Financial Corporation will be hosting a conference call to discuss the Company's fourth quarter results on Tuesday, February 5th at 10:00 a.m. Eastern Time. Interested investors and others can listen to the call through Allmerica's web site, located at www.allmerica.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site two hours after the call for one week following its posting.

Allmerica Financial Corporation's Fourth Quarter Statistical Supplement is also available at www.allmerica.com.

Certain statements in this release, including Mr. O'Brien's comments, may be considered to be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes", "anticipates", "expects" and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the Company's annual report, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and other documents filed by Allmerica with the Securities and Exchange Commission. These uncertainties include the possibility of adverse catastrophe experience and severe weather, adverse loss development and adverse trends in mortality and morbidity, changes in the stock and financial markets, heightened competition, adverse state and federal legislation or regulation, and various other factors.

Allmerica Financial Corporation is the holding company for a diversified group of insurance and financial services companies headquartered in Worcester, Massachusetts.


CONTACTS:                  Investors                  Media
                           Henry P. St. Cyr           Michael F. Buckley
                           (508) 855-2959             (508) 855-3099
                           hstcyr@allmerica.com       mibuckley@allmerica.com

ALLMERICA FINANCIAL CORPORATION
(In millions, except per share data)

                                   Quarter ended                   Year ended
                                    December 31                    December 31
                            ---------------------------- -------------------------------
                                 2001         2000            2001            2000
Net (loss) income              $(70.7)        $59.6         $( 3.1)          $199.9
Net (loss) income per share    $(1.33)        $1.11         $(0.06)          $ 3.70
Weighted average shares          53.0          53.8          53.1             54.0

The following is a reconciliation from net operating income to net (loss) income per share:

PER SHARE DATA (DILUTED) (1)

                                           Quarter ended December 31                       Year ended December 31
                                 ---------------------------------------------- ----------------------------------------------
                                          2001                    2000                   2001                   2000
                                 ------------------------ --------------------- ----------------------- ----------------------
                                      $       Per Share       $      Per Share      $       Per Share       $       Per Share
                                 ------------ ----------- ---------- ---------- ----------- ----------- ----------- ----------
Net operating income (2)             $34.0       $0.64        $80.4     $1.50      $164.5      $3.10       $301.2      $5.58
Net realized investment
losses, net of taxes and
amortization                         (12.6)      (0.23)       (20.5)    (0.38)      (78.8)     (1.48)       (87.8)     (1.63)
Losses on derivatives,
net of taxes (3)                     (24.4)      (0.46)         -        -          (22.9)     (0.43)         -         -
Loss from selected
property and
casualty exited
agencies,
policies, groups, and
programs (4)                         (44.4)      (0.84)         -        -          (44.4)     (0.84)         -         -
Voluntary pool
environmental losses (5)             (21.5)      (0.41)         -        -          (21.5)     (0.41)         -         -
Sales practice litigation,
net of taxes (6)                       -          -             -        -            5.0       0.09          -         -
Restructuring costs, net
of taxes (7)                          (1.8)      (0.03)        (0.3)    (0.01)       (1.8)     (0.03)       (13.5)     (0.25)
                                 ------------ ----------- ---------- ---------- ----------- ----------- ----------- ----------
(Loss) income from
continuing operations
before accounting
change                               (70.7)      (1.33)        59.6      1.11         0.1       -           199.9       3.70
Cumulative effect of
change in accounting
principle, net of
taxes (8)                              -          -             -        -           (3.2)     (0.06)         -         -
                                 ------------ ----------- ---------- ---------- ----------- ----------- ----------- ----------
Net (loss) income                   $(70.7)     $(1.33)       $59.6     $1.11       $(3.1)    $(0.06)      $199.9      $3.70
                                 ============ =========== ========== ========== =========== =========== =========== ==========

(1) Basic net (loss) income per share was $(1.34) and $1.13 for the quarters ended December 31, 2001 and 2000, respectively, and $(0.06) and $3.75 for the years ended December 31, 2001 and 2000, respectively.

(2) Net operating income represents net income adjusted for certain items which management believes are not indicative of overall operating trends, including net realized investment gains (losses), net gains and losses on disposals of businesses, extraordinary items, the cumulative effect of accounting changes, restructuring costs, and certain other items. While these items may be significant components in understanding and assessing the Company's financial performance, management believes the use of net operating income enhances an investor's understanding of the Company's results of operations by highlighting net income attributable to the normal, recurring operations of the business. However, net operating income should not be construed as a substitute for net income as determined in accordance with generally accepted accounting principles.

(3) Losses on derivatives, net of taxes, primarily represent an accounting charge for hedge ineffectiveness on certain derivatives in accordance with SFAS No. 133.

(4) Represents expected losses from selected property and casualty exited agencies, policies, groups, and programs. The Company recently evaluated its approximately 2500 agencies in the Risk Management segment. The result of this process was the identification of approximately 690 agencies that do not meet certain profitability standards or are not strategically aligned with the Company. For these agents, the Company has either terminated the relationship or restricted the agent's access to certain types of policies. In addition, certain groups and specialty programs have been discontinued.

(5) From 1950 to 1982, the Company voluntarily participated in an excess and casualty reinsurance pool along with several other major property and casualty carriers. The pool was dissolved in 1982 and has been in run-off since that time. During the fourth quarter, the pool obtained an independent actuarial review of its current reserve position, which indicated a significant reserve deficiency, primarily as a result of adverse development of asbestos claims. As a result of this study, the Company recognized an increase in reserves of $33 million, gross of taxes, based on the Company's participation in the reserve deficiency.

(6) The Company recognized a benefit of $5.0 million, net of taxes, as a result of refining cost estimates related to settlement of a class action lawsuit.

(7) Represents costs related to a restructuring of the Company's information technology support groups in 2001 and a company-wide restructuring plan in 2000 which was intended to reduce expenses and enhance revenues.

(8) Cumulative effect of change in accounting principle, net of taxes, represents the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."




All figures reported are unaudited.

CONTACTS:                  Investors                  Media
                           Henry P. St. Cyr           Michael F. Buckley
                           (508) 855-2959             (508) 855-3099
                           hstcyr@allmerica.com       mibuckley@allmerica.com

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